PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS
Opinion of Harter, Secrest & Emery LLP
Consent of PricewaterhouseCoopers LLP

As filed with the Securities and Exchange Commission on October 24, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSCAT, INC.
 (Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	16-0874418 (I.R.S Employer Identification No.)

35 Vantage Point Drive
Rochester, New York 14624
(Address of Principal Executive Offices) (Zip Code)

TRANSCAT, INC.
2003 INCENTIVE PLAN
 (Full title of the plan)

Carl E. Sassano
President and Chief Executive Officer
Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
(Name and address of agent for service)

(585) 352-7777
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	Per Share(1)	Offering Price(1)	Registration Fee

Common Stock, par value $.50 per share	1,900,000	$2.465	$4,683,500	$379

(1)	Estimated in accordance with Rule 457(c), as of October 22, 2003, solely for the purpose of calculating the registration fee.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the 2003 Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*     The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents of the Registrant previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003; and

(c)	the description of the Registrant’s Common Stock, par value $.50 per share, contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-42345), filed with the Securities and Exchange Commission on December 16, 1997.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement (and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superceded shall not be deemed, except as modified or superceded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Article VI of the Registrant’s Code of Regulations, as amended, provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized by the Ohio General Corporation Law (the “OGCL”).

     With respect to indemnification of directors and officers, Section 1701.13 of the OGCL provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Under this provision of the OGCL, the termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct is unlawful.

     Furthermore, the OGCL provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of: (i) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court of common pleas or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to OGCL Section 1701.95 (relating to unlawful loans, dividends, and distributions of assets).

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     See Index to Exhibits.

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Item 9. Undertakings

     (a)  The undersigned Registrant hereby undertakes (subject to the proviso contained in Item 512(a) of Regulation S-K):

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on this 24th day of October, 2003.

TRANSCAT, INC

By: Name: Title:	/s/ Carl E. Sassano Carl E. Sassano President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Carl E. Sassano and Charles P. Hadeed as his true and lawful attorney-in-fact, each with full power of substitution and resubstitution for and in the name, place and stead to sign, attest and file this Registration Statement and any and all amendments and exhibits hereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, granting unto said attorneys full power and authority to do and perform any and all acts and things whatsoever requisite or necessary to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl E. Sassano	Director, President and Chief Executive Officer	October 24, 2003

(Principal Executive Officer)

Carl E. Sassano

/s/ Charles P. Hadeed	Vice President-Finance and Chief Financial	October 24, 2003

Officer (Principal Financial Officer and
Charles P. Hadeed	Principal Accounting Officer)

/s/ Francis R. Bradley	Director	October 24, 2003

Francis R. Bradley

/s/ E. Lee Garelick	Director	October 24, 2003

E. Lee Garelick

/s/ Nancy D. Hessler	Director	October 24, 2003

Nancy D. Hessler

/s/ Robert G. Klimasewski	Director	October 24, 2003

Robert G. Klimasewski

/s/ Paul D. Moore	Director	October 24, 2003

Paul D. Moore

/s/ Cornelius J. Murphy	Director	October 24, 2003

Cornelius J. Murphy

/s/ Harvey J. Palmer	Director	October 24, 2003

Harvey J. Palmer

/s/ John T. Smith	Director	October 24, 2003

John T. Smith

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INDEX TO EXHIBITS

4.1	The Articles of Incorporation, as amended, are incorporated herein by reference to Exhibit 4(a) to the Registrant’s Registration Statement on Form S-8 (Registration No. 33-61665) filed on August 8, 1995 and to Exhibit 3(i) to the Registrant’s Form 10-Q for the quarter ended September 30, 1999.

4.2	Code of Regulations, as amended through August 18, 1987, are incorporated herein by reference to Exhibit (3) to the Registrant’s Form 10-K for the year ended March 31, 1988. (SEC File No. 000-03905)

4.3	Loan and Security Agreement dated November 12, 2002 by and among GMAC Business Credit LLC, Transcat, Inc. and Transmation (Canada), Inc. is incorporated herein by reference to Exhibit 4(a) to the Registrant’s Form 10-Q for the quarter ended December 31, 2002.

4.4	First Amendment to Loan and Security Agreement dated April 11, 2003 by GMAC Commercial Finance LLC (successor by merger to GMAC Business Credit, LLC), Transcat, Inc. and Transmation (Canada), Inc. is incorporated herein by reference to Exhibit 4(a) to the Registrant’s Form 10-K for the fiscal year ended March 31, 2003.

*5.1	Opinion of Harter, Secrest & Emery LLP

*23.1	Consent of PricewaterhouseCoopers LLC

*23.2	Consent of Harter, Secrest & Emery LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1	Transcat, Inc. 2003 Incentive Plan is incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on July 9, 2003 in connection with the 2003 Annual Meeting of Shareholders.

*	Exhibit filed with this Registration Statement